                                                                     EXHIBIT 2.1


                      AGREEMENT AND PLAN OF REORGANIZATION


        THIS AGREEMENT AND PLAN OF REORGANIZATION is entered into on December 15, 1997, effective as of the 28th day of November 1997, by and among Akashic International Inc., a California corporation and a indirect wholly-owned subsidiary of Kubota Corporation ("AII"), Akashic Memories Corporation, a California corporation and a subsidiary of AII ("Akashic"), StorMedia Incorporated, a Delaware corporation ("Buyer"), and StorMedia Acquisition Corporation, a Delaware corporation and a wholly-owned subsidiary of Buyer ("Sub").


                                    RECITALS

        WHEREAS, Akashic, (a) is the owner and operator of a business consisting of the design, development, manufacture, sale, marketing and distribution of thin film media and substrates therefore which business has been operated at facilities located in California and in Malaysia (the "Business") and (b) owns the assets that are used in the Business.

        WHEREAS, Buyer and AII agree that time is of the essence in the closing of the transactions contemplated in this Agreement.

        WHEREAS, AII has sought to sell the Business "as is" and to do so by selling Akashic and Buyer understands and acknowledges that it is acquiring Akashic on such basis.

        WHEREAS, The Boards of Directors of Buyer, Sub, AII and Akashic believe it is in the best interests of their respective companies and the shareholders of their respective companies that Buyer acquire Akashic through a statutory merger of Sub with and into Akashic (the "Merger") and, in furtherance thereof, have approved the Merger.

        WHEREAS, Pursuant to the Merger, among other things, all of the outstanding shares of Akashic capital stock ("Akashic Capital Stock") shall be converted into cash, at the rates set forth herein.

        NOW, THEREFORE, in consideration of the premises and mutual covenants set forth in this Agreement, the parties agree as follows:

                                    ARTICLE 1

                                   THE MERGER

        1.1 THE MERGER. At the Effective Time (as defined in Section 1.2) and subject to and upon the terms and conditions of this Agreement, the Agreement of Merger attached hereto as Exhibit A (the "Agreement of Merger") and the applicable provisions of the California Corporations Code ("California Law"), Sub shall be merged with and into Akashic, the separate corporate existence of Sub shall cease and Akashic shall continue as the surviving corporation and a wholly owned subsidiary of Buyer. Akashic as the surviving corporation after the Merger is hereinafter sometimes referred to as the "Surviving Corporation."

        1.2 CLOSING; EFFECTIVE TIME. The Closing will take place at the offices of Wilson Sonsini Goodrich & Rosati at 650 Page Mill Road, Palo Alto, CA on a date mutually agreed to by the parties which the parties shall use reasonable efforts to cause to be prior to December 31, 1997 (the "Closing"). Each of the parties shall use their reasonable efforts to satisfy the closing conditions set forth in Article 4 hereof and to consummate the transactions contemplated hereby. In connection with the Closing, the parties hereto shall cause the Merger to be consummated by filing the Agreement of Merger with the Secretary of State of the State of California, in accordance with the relevant provisions of California Law (the time of such filing being the "Effective Time").

        1.3 EFFECT OF THE MERGER. At the Effective Time, the effect of the Merger shall be as provided in this Agreement, the Agreement of Merger and the applicable provisions of California Law. Without limiting the generality of the foregoing, and subject thereto, at the Effective Time, all the property, rights, privileges, powers and franchises of Sub shall vest in the Surviving Corporation, and all debts, liabilities and duties of Sub shall become the debts, liabilities and duties of the Surviving Corporation and Surviving Corporation shall become a wholly owned subsidiary of Buyer.

        1.4     ARTICLES OF INCORPORATION; BYLAWS.

                (a) At the Effective Time, the Restated Articles of Incorporation attached as Exhibit I to the Agreement of Merger shall be the Articles of Incorporation of the Surviving Corporation until thereafter amended as provided by California Law and such Articles of Incorporation.

                (b) The Bylaws of Sub, as in effect immediately prior to the Effective Time, shall be the Bylaws of the Surviving Corporation until thereafter amended.

        1.5 EFFECT ON CAPITAL STOCK. By virtue of the Merger and without any action on the part of Buyer, Sub, Akashic or the holders of any of the following securities:

                (a) Capital Stock of Sub. All issued and outstanding shares of capital stock of Sub shall be converted into one thousand shares of Common Stock of the Surviving Corporation.


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
Each stock certificate of Sub evidencing ownership of any such shares of Sub shall evidence ownership of such shares of Common Stock of the Surviving Corporation.

                (b) Cancellation of Buyer Owned Stock. All shares of Akashic Capital Stock that are owned directly or indirectly by any subsidiary of Akashic and any shares of Akashic Capital Stock owned by Buyer, Sub or any other affiliate of Buyer shall be canceled and no stock of Buyer or other consideration shall be delivered in exchange therefor.

                (c) Exchange of Akashic Capital Stock for Cash. Each issued and outstanding share of Akashic Preferred Stock and Common Stock (other than shares to be canceled pursuant to Section 1.5(b) and shares, if any, which shall then or thereafter constitute "dissenting shares" within the meaning of Section 1300 of the California Corporation Code ("Dissenting Shares")) shall be converted into the right to receive from Buyer in cash an amount per share such that the aggregate amount paid for all shares of outstanding Akashic Capital Stock is Ten Million U.S. Dollars ($10,000,000) (the "Aggregate Conversion Price"), the per share price to be calculated as set forth in the Agreement of Merger and in accordance with the liquidation preferences of each class and series of such shares (the "Per Share Conversion Prices"). The Per Share Conversion Prices shall be calculated immediately prior to the Effective Time of the Merger based on the total number of shares outstanding and the relative liquidation preferences of such shares at such time.

                (d) Dissenters' Rights. If holders of Akashic Capital Stock are entitled to dissenters' rights in connection with the Merger under Section 1300 of the California Corporation Code, any Dissenting Shares shall not be converted into cash hereunder, but shall be converted into the right to receive such consideration as may be determined to be due with respect to such Dissenting Shares pursuant to the laws of the State of California.

                (e) Akashic Stock Option Plans. At the Effective Time, Akashic's 1996, Stock Option Plan (the "Option Plan") and all options to purchase Akashic Common Stock then outstanding under the Option Plan shall be terminated and canceled in accordance with the terms of the Option Plan. No options, warrants or rights to acquire Akashic Capital Stock shall survive the Merger.

        1.6     SURRENDER OF CERTIFICATES.

                (a) Exchange Agent. Wilson Sonsini Goodrich & Rosati shall act as exchange agent (the "Exchange Agent") in the Merger.

                (b) Buyer to Provide Cash. At the Effective Time, Buyer shall make available to the Exchange Agent for exchange in accordance with this
Article I, Ten Million U.S. Dollars ($10,000,000).

                (c) Exchange Procedures. At the Effective Time, the Surviving Corporation shall cause to be mailed to each holder of record of a certificate or certificates (the "Certificates") which immediately prior to the Effective Time represented outstanding shares of Akashic Capital Stock,


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
whose shares were converted into the right to receive cash pursuant to Section 1.5, (i) a letter of transmittal (which shall specify that delivery shall be effected, and risk of loss and title to the Certificates shall pass, only upon receipt of the Certificates by the Exchange Agent, and shall be in such form and have such other provisions as Buyer may reasonably specify) and (ii) instructions for use in effecting the surrender of the Certificates in exchange for cash. Upon surrender of a Certificate for cancellation to the Exchange Agent or to such other agent or agents as may be appointed by Buyer, together with such letter of transmittal, duly completed and validly executed in accordance with the instructions thereto, the holder of such Certificate shall be entitled to receive in exchange therefor the amount of cash payable based on the Per Share Conversion Price of the class or series of the shares surrendered. Each outstanding Certificate that, prior to the Effective Time, represented shares of Akashic Capital Stock will be deemed from and after the Effective Time, for all corporate purposes, to evidence only the right to receive, without interest thereon, the amount of cash calculated based on the applicable Per Share Conversion Price. All cash delivered upon surrender for exchange of shares of Akashic Capital Stock in accordance with the terms hereof shall be deemed to have been delivered in full satisfaction of all rights pertaining to such shares.

        1.7 TAKING OF NECESSARY ACTION; FURTHER ACTION. If, at any time after the Effective Time, any further action is necessary or desirable to carry out the purposes of this Agreement and to vest the Surviving Corporation with full right, title and possession to all assets, property, rights, privileges, powers and franchises of Sub or Akashic, the officers and directors of Surviving Corporation are fully authorized in the name of the respective corporations or otherwise to take, and will take, all such lawful and necessary action, so long as such action is not inconsistent with this Agreement.

        1.8 DELIVERIES AT THE CLOSING. At the Closing, (i) the AII will deliver to Buyer the various certificates, instruments, and documents referred to in Section 4.1 below, and (ii) Buyer will deliver to AII the various certificates, instruments, and documents referred to in Section 4.2 below.

                                    ARTICLE 2

                             REPRESENTATIONS OF AII

        AII and Akashic hereby represent to Buyer as follows:

        2.1 ORGANIZATION. AII and Akashic are each corporations duly organized, validly existing and in good standing under the laws of the jurisdiction of their respective incorporation and each has all necessary corporate power and authority to own and lease their respective properties and assets and to carry on their respective businesses as now being conducted. Prior to the Closing, Akashic shall deliver to Buyer a true and correct copy of its Articles of Incorporation and Bylaws, as amended to date and shall not amend such documents thereafter without the prior approval of Buyer.

        2.2 AUTHORITY. AII and Akashic each have all requisite corporate power and authority to enter into this Agreement and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement by each of the AII and Akashic and the consummation by each of the


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
AII and Akashic of the transactions contemplated hereby have been duly authorized by all necessary corporate action on the part of each of the AII and Akashic. This Agreement has been duly executed and delivered by each of the AII and Akashic and constitutes a valid and binding obligation of each of the AII and Akashic, enforceable in accordance with its terms except as enforcement may be limited by bankruptcy, insolvency or other similar laws affecting the enforcement of creditors' rights generally, and subject to rules of law governing specific performance, injunctive relief and other equitable remedies. Except for certain third party consents which shall be obtained prior to the Closing, the execution and delivery of this Agreement do not, and the consummation of the transactions contemplated hereby and compliance with the provisions hereof will not, conflict with, or result in any violation of, or default (with or without notice or lapse of time or both) under, or given rise to a right of termination, cancellation or acceleration of any obligation or loss of a material benefit under, any provision of the charter documents of Akashic or either of the AII or any loan or credit agreement, note, bond, mortgage, indenture, license, lease or other agreement or instrument, permit, concession, franchise, judgment, order, decree, statute, law, ordinance, rule or regulation applicable to Akashic or AII or any of them or the properties or assets of Akashic.

        2.3 GOVERNMENTAL APPROVALS. Subject to compliance with the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the "HSR Act"), no consent, approval, order or authorization of, or registration, declaration or filing with any governmental authority is required by or with respect to AII or Akashic in connection with the execution and delivery of this Agreement by AII and Akashic or the consummation by AII and Akashic of the transactions contemplated hereby.

        2.4 COMPLIANCE WITH LAWS. Akashic has materially complied with, is not in violation of, and has not received any notices of violation with respect to, any federal, state or local statute, law or regulation with respect to the operation of its business.

        2.5 CAPITALIZATION. As of the date hereof, the authorized capital stock of Akashic consists of 36,556,583 shares of Akashic Common Stock, par value $0.001 per share, and 31,756,583 shares of Preferred Stock, consisting of 19,200,000 shares of Series A Preferred Stock, par value $0.79828 per share, and 12,556,583 shares of Series B Preferred Stock, par value $0.001 per share. As of the date hereof, 23,335 shares of Akashic Common Stock were validly issued, fully paid and outstanding, and 19,200,000 shares of Series A Preferred Stock were issued and outstanding, and 3,546,187 shares of Akashic Common Stock were reserved for issuance upon exercise of stock options outstanding as of such date (the "Akashic Options") under the Option Plan. Between the date hereof and the Closing, any loan from AII to Akashic will be converted into Preferred Stock as follows: (i) The outstanding loan in the principal amount of $100,000,000 will be converted into 12,556,583 shares of Series B Preferred Stock, and (ii) new loans made or to be made between the date hereof and the date of Closing in the aggregate principal amount of up to $135,000,000 will be converted into up to 13,500,000 shares of newly created Series C Preferred Stock. All outstanding shares of Akashic Capital Stock are, and any shares of Akashic Capital Stock are, and any shares of Akashic Common Stock issued upon exercise of any Akashic Option will be, when issued pursuant to exercise of any Akashic Option, validly issued, fully paid and non-assessable and not subject to any preemptive rights. All Akashic Options not exercised prior to the Effective Time, by their terms shall terminate and cease to represent the right to acquire Akashic Common Stock effective as of the


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
Effective Time. After the date hereof, Akashic shall not grant any options or rights to acquire Akashic Common Stock, shall issue Common Stock only in connection with the exercise of Akashic Options outstanding as of the date hereof, and shall notify and coordinate with Buyer concerning the issuance of any shares of Preferred Stock. Following the Effective Time, there will be no outstanding options, warrants, purchase rights, subscription rights, conversion rights, exchange rights, or other contracts or commitments that could require Akashic to issue, sell, or otherwise cause to become outstanding any of its capital stock. There are no outstanding or authorized stock appreciation, phantom stock, profit participation, or similar rights with respect to Akashic. There are no voting trusts, proxies, or other agreements or understandings with respect to the voting of the Akashic Capital Stock.

        2.6 FINANCIAL STATEMENTS. Prior to the Effective Time, AII has delivered to Buyer the following financial statements (collectively the "Financial Statements"): (i) audited consolidated balance sheets and statements of income, changes in stockholders' equity, and cash flow as of and for the fiscal years ended December 31, 1996, December 31, 1995 and December 31, 1994 for Akashic and its subsidiaries; and (ii) unaudited consolidated balance sheets and statements of income, changes in stockholders' equity, and cash flow as of and for the eleven (11) months ended November 30, 1997 (the "November Financial Statements") for Akashic and its subsidiaries. The Financial Statements (including the notes thereto) have been prepared in accordance with generally accepted accounting principles applied on a consistent basis throughout the periods covered thereby, present fairly the financial condition of Akashic and its subsidiaries as of such dates and the results of operations of Akashic and its subsidiaries for such periods, are correct and complete, and are consistent with the books and records of Akashic and its subsidiaries (which books and records are correct and complete); provided, however, that the November Financial Statements are subject to normal year-end adjustments (which will not be material individually or in the aggregate) and lack footnotes and other presentation items. All material contingent liabilities of Akashic known to Akashic are reflected in such Financial Statements.


        2.7 DISCLOSURE. To the best of Akashic's knowledge, the materials delivered to Buyer by AII and their representations disclose all material facts about the business of Akashic and do not omit to state any material facts necessary for an understanding of the material liabilities of Akashic.

        2.8 ASSETS OF BUSINESS. To the best of Akashic's knowledge, Akashic owns and has good title to all of the assets of the Business as described to Buyer and there are no other assets, except the Itami IP (as defined in the Patent Purchase Agreement between Kubota and Buyer of even date herewith (the "Patent Purchase Agreement")), necessary to operate the Business as presently conducted.


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
                                    ARTICLE 3

                            REPRESENTATIONS OF BUYER

        Buyer represents to AII as follows:

        3.1 ORGANIZATION. Buyer and Sub are each corporations duly organized, validly existing and in good standing under the laws of the jurisdiction of their respective incorporation and each has all necessary corporate power and authority to own and lease all of its respective properties and assets and to carry on its business as it is now being conducted.

        3.2 AUTHORITY. Buyer and Sub have all requisite corporate power and authority to enter into this Agreement and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement by Buyer and Sub and the consummation by Buyer and Sub of the transactions contemplated hereby have been duly authorized by all necessary corporate action on the part of Buyer and Sub. This Agreement has been duly executed and delivered by Buyer and Sub and constitutes a valid and binding obligation of Buyer and Sub, enforceable in accordance with its terms except as enforcement may be limited by bankruptcy, insolvency or other similar laws affecting the enforcement of creditors' rights generally, and subject to rules of law governing specific performance, injunctive relief and other equitable remedies. Except for certain third party consents which shall be obtained prior to the Closing, the execution and delivery of this Agreement will not, and the consummation of the transactions contemplated hereby and compliance with the provisions hereof will not, conflict with or result in any violation of, or default (with or without notice or lapse of time, or both) under, or give rise to a right of termination, cancellation or acceleration of any obligation or loss of a material benefit under, any provision of the charter documents of Buyer or Sub or any loan or credit agreement, note, bond mortgage, indenture, lease or other agreement, instrument, permit, concession, franchise, license, judgment, order, decree, statute, law, ordinance, rule or regulation applicable to Buyer or Sub or its properties or assets, which has not been waived.

        3.3 GOVERNMENTAL APPROVALS. Subject to compliance with the HSR Act, no consent, approval, order or authorization of, or registration, declaration or filing with any governmental authority is required by or with respect to Buyer or Sub in connection with the execution and delivery of this Agreement by Buyer and Sub or the consummation by Buyer and Sub of the transactions contemplated hereby.


                                    ARTICLE 4

                              CONDITIONS TO CLOSING

        4.1 CONDITIONS TO OBLIGATION OF BUYER. The obligation of Buyer to consummate the transaction to be performed by it in connection herewith is subject to the satisfaction of the following conditions:


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
                (a)     Representations. The representations set forth in
Section 2 hereof shall be true and correct in all material respects as of the Closing.

                (b) Shareholder Approval. The Agreement and the Agreement of Merger shall have been approved and adopted by the holders of the requisite number of outstanding shares of Akashic Capital Stock in accordance with Akashic's Articles of Incorporation and Bylaws and with the California Law.

                (c) Patent Purchase Agreement. The transactions contemplated by the Patent Purchase Agreement shall close simultaneously with the Effective Time.

                (d) Cancellation of Debt. Without creating taxable income to Akashic, all long term debt and debentures of Akashic or its subsidiaries (other than the loan from Western Digital Corporation) shall be extinguished, and Buyer shall receive evidence satisfactory to Buyer that all such debt has been extinguished. Notwithstanding the foregoing, Buyer acknowledges that (i) Akashic, through its wholly owned subsidiary Akashic Kubota Technologies Sdn. Bhd., a Malaysian corporation ("AKT") owes the aggregate principal amount of U.S. $45,000,000 plus any accrued interest thereon through the Closing in the approximate amount of U.S. $2,000,000 (the "Loan") to Sumitomo Bank Ltd., Sanwa Bank Ltd., and Tokyo Mitsubishi Bank (the "Banks") and that such Loan is guaranteed by AII's parent corporation, Kubota Corporation, a Japanese corporation, ("Kubota") and (ii) that AII may not have received all government approvals necessary to extinguish the Loan prior to the Closing. In the event that such approvals have not been obtained prior to the Closing, the parties agree that AII shall deposit with the Banks funds sufficient for repayment of the Loans, along with irrevocable instructions that such funds will be used to repay the Loan.

                (e) Regulatory Approvals. All applicable regulatory approvals, authorizations and consents shall have been obtained.

                (f) Officer's Certificate. AII shall deliver a certificate to Buyer executed by duly authorized officers certifying compliance with subsections 4.1(a), (b), (d) and (e).

                (g) Kubota Guaranty and Indemnification. Kubota and Buyer shall have executed the Kubota Guaranty and Indemnification.

        4.2 CONDITIONS TO OBLIGATIONS OF AII. The obligations of AII and Akashic to consummate the transactions to be performed by them in connection herewith is subject to the satisfaction of the following conditions:

                (a) Purchase Price. Buyer shall deliver to the Exchange Agent a check in the amount of Ten Million U.S. Dollars ($10,000,000).

                (b) Representations. The representations of Buyer set forth in Section 3 hereof shall be true and correct in all material respects as of the Closing.


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
                (c) Shareholder Approval. The Agreement and the Agreement of Merger shall have been approved and adopted by the holders of the requisite number of outstanding shares of Sub's capital stock in accordance with Sub's Articles of Incorporation and Bylaws and with the California Law.

                (d) Patent Purchase Agreement. The transactions contemplated by the Patent Purchase Agreement shall close simultaneously with the Effective Time.

                (e) Regulatory Approvals. All applicable regulatory approvals, authorizations and consents shall have been obtained.

                (f) Officer's Certificate. Buyer shall deliver a certificate to AII executed by a duly authorized officer certifying compliance with subsections 4.2(b), (c) and (e).


                                    ARTICLE 5

                                    COVENANTS

        5.1 PREPARATION OF FINANCIAL STATEMENTS. AII shall cooperate with Buyer in the preparation of audited financial statements for Akashic and its subsidiaries for the year ended December 31, 1997. Buyer shall cooperate with AII to provide it with sufficient financial information to prepare its consolidated tax returns for periods prior to the Closing.

        5.2 AMENDMENT TO NAME. Prior to the Closing, AII and Akashic shall change the name of Akashic's Malaysian subsidiary to delete the name "Kubota" from its name.

        5.3 BUSINESS OFFICE. Buyer shall make available to representatives of Kubota and AII one business office at the principal office of Akashic in San Jose, California for the period from the Closing through March 31, 1998.

        5.4 PAYMENT OF BONUSES. AII shall pay or have paid "all transaction bonuses" if implemented owing at the time of Closing or then promised to the employees of Akashic; provided that if this transaction closes prior to the payment of the performance bonuses, Akashic shall be left with sufficient cash at Closing to cover the payment of such bonuses.

        5.5 OPERATION IN ORDINARY COURSE. Except as set forth in Section 5.6 below, since November 30, 1997 and through the Effective Time, Akashic has operated and will operate its business in the ordinary course consistent with past practices including, without limitation, collections of accounts receivable, payment of accounts payable and efforts to qualify its products in new customer programs.

        5.6 PLANT CLOSURE. AII shall pay or have paid all severance, withholding taxes and PTO costs and expenses (the "Severance Costs") relating to the employee layoff of approximately 900


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
employees scheduled to take place on or about December 23, 1997 provided, however, that if such Severence Costs exceed $6.0 million, then Buyer shall reimburse AII for such Severence Costs as are demonstrated to have been expended beyond such $6.0 million. Buyer shall assume and guarantee the leases of the Turquoise Facility, Tasmin Facility and Gibraltar Facility. Buyer further agrees to move any and all equipment located in such facilities and to restore the facilities such that they can be returned to the respective landlords.

        5.7 TERMINATION OF TAX SHARING AGREEMENT. As of the Closing AII shall release Akashic from any and all tax-sharing agreements with AII, if any, and obtain for Akashic releases from AII's affiliates, if any, included in such tax-sharing agreements.


                                    ARTICLE 6

                               GENERAL PROVISIONS

        6.1 GOVERNING LAW. This Agreement shall be governed by and construed in accordance with the internal laws of the State of California without giving effect to any choice or conflict of law provision or rule (whether of the State of California or any other jurisdiction) that would cause the application of the laws of any jurisdiction other than the State of California as applied to contracts entered into and to be performed in the State of California.

        6.2 NOTICES. All notices or reports permitted or required under this Agreement shall be in writing and shall be delivered in person, mailed by first class, registered or certified mail, postage prepaid, sent by overnight courier, or sent by telex, telegram, telecopier or electronic mail to:

        If to AII:

               Akashic International Inc.
               c/o Kubota Corporation
               2-47 Shikitsuhigashi 1-chome,
               Naniwa-ku Osaka, 556 Japan
               Attn: Kunio Suwa
               Fax: 06-648-3915

        with a copy to:

               Graham & James
               600 Hansen Way
               Palo Alto, CA 94304-1043
               Attn:  Robert E. Patterson
               Fax:  (650) 856-3619


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
        If to Akashic:

               Akashic Memories Corporation
               305 West Tasman Drive
               San Jose, CA 95134
               Attn:  Ron Ritchie
               Fax:   (408) 325-3590

        with a copy to:

               Morrison & Forster LLP
               755 Page Mill Road
               Palo Alto, CA 94304
               Attn:  Michael Phillips
               Fax:  (650) 494-0792

        If to Buyer:

               StorMedia Incorporated
               385 Reed Street
               Santa Clara, California 95050
               Attn: William J. Almon
               Fax: (408) 727-4928

        with a copy to:

               Wilson Sonsini Goodrich & Rosati, P.C.
               650 Page Mill Road
               Palo Alto, CA 94304
               Attn: Judith M. O'Brien
               Fax: 650-493-6811

By written notice to the other party, a party may change the address to which notices and other communications shall be directed. Notice shall be deemed to have been given upon the earlier to occur of (i) the third business day following dispatch by one of the foregoing methods or (ii) actual receipt.

        6.3 SURVIVAL OF REPRESENTATIONS AND WARRANTIES AND COVENANTS. The representations and warranties of the parties set forth in this Agreement or any certificate or instrument delivered pursuant hereto shall survive the Closing.

        6.4 ENTIRE AGREEMENT. The Agreement and the Patent Purchase Agreement represents and constitutes the entire agreement between the parties, and supersedes all prior agreements and understandings with respect to the matters covered by this Agreement and the Patent Purchase

Agreement, and, except for the Patent Purchase Agreement, Confidentiality Agreement and Kubota Guaranty and Indemnification, there are no other agreements, warranties or representations which are not set forth herein.

        6.5     WAIVER. Any of AII or Buyer may, by written notice to the other,
(i) waive any of the conditions to its obligations hereunder or extend the time for the performance of any obligations or actions of the other, (ii) waive any inaccuracies in the representations of the other contained in this Agreement or any documents delivered pursuant to this Agreement, (iii) waive compliance with any of the covenants of the other contained in this Agreement and (iv) waive performance of any obligations by the other. The waiver of one breach or default hereunder shall not constitute the waiver of any subsequent breach or default.

        6.6 EXPENSES. All expenses incurred by either party in connection with the execution and performance of this Agreement shall be the obligation of and shall be paid by such party (with any such fees or expenses of AII and Akashic, including investment banking and finders fees, to be paid by Kubota).

        6.7 DISPUTE FEES. In the event of a dispute arising under this Agreement which results in arbitration or litigation, the prevailing party shall be entitled to reimbursement of reasonable expenses, including but not limited to reasonable attorneys' and expert witness fees incurred by it in pursuing such dispute, as determined by the court in any such proceeding.

        6.8 BINDING EFFECT; ASSIGNMENT. This Agreement shall be binding upon the parties and inure to the benefit of the successors, assigns, heirs and legal representatives of the respective parties hereto; provided, however, that this Agreement and all rights hereunder may not be assigned by any party hereto except by or with the prior written consent of the other party, with such consent not to be unreasonably withheld.


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
        IN WITNESS WHEREOF, the parties hereto have duly executed this Agreement the day and date first above written.


                                Akashic Memories Corporation


                                By: /s/ HIDEAKI KUSAKA
                                    ------------------------------------------

                                Title: V.P. - Corporate Development & Planning
                                       ---------------------------------------

                                Akashic International Inc.


                                By: /s/ HIDEAKI KUSAKA
                                    ------------------------------------------

                                Title: Secretary
                                       ---------------------------------------


                                StorMedia Incorporated


                                By: /s/ WILLIAM J. ALMON
                                    ------------------------------------------
                                    William J. Almon

                                Title: Chairman of the Board and Chief Executive
                                       Officer

                                StorMedia Acquisition Corporation


                                By: /s/ WILLIAM J. ALMON
                                    ------------------------------------------
                                    William J. Almon

                                Title: President


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